Exhibit 99.1

F45 Training and Crescent Acquisition Corp Announce Merger to Create a Leading

Publicly-Traded Global Fitness Training and Lifestyle Brand

Transaction will build upon F45’s rapid and profitable growth in over 50 countries to date

F45 Training CEO Adam Gilchrist to Continue Leading the Combined Company

Joint Investor Conference Call scheduled for Wednesday, June 24, 2020 at 10:00 a.m. ET

Los Angeles, CA, June 24, 2020—F45 Training Holdings Inc. (“F45”), one of the fastest-growing fitness franchisors in the world with more than 1,900 franchises sold in over 50 countries, and Crescent Acquisition Corp (NASDAQ: CRSA, CRSAU, CRSAW), a publicly-traded special purpose acquisition company, announced today that the companies have entered into a definitive agreement under which Crescent Acquisition Corp will acquire F45 to create a leading publicly-traded global fitness training and lifestyle brand.

The transaction will accelerate F45’s continued global expansion, driven by its highly attractive and scalable franchise model, technology-enabled platform and optimized studio design. Upon closing of the transaction, which is expected in the third quarter of 2020, the combined company will retain the F45 Training Holdings Inc. name and will trade on the NASDAQ exchange.

“F45’s mission is to improve people’s lives and well-being, and the company was founded to make unique, effective and high-quality training accessible to everyone, while empowering franchisees to run successful businesses,” said F45 CEO Adam Gilchrist. “As a public company, I am confident that we will be able to accelerate our mission, while creating value for our shareholders. We look forward to continuing to disrupt our industry and to inspire even more people to achieve their health and fitness goals through F45’s innovative workouts combined with our nutrition program.”

Commenting on the announcement, Robert Beyer, Executive Chairman, and Todd Purdy, CEO, both of Crescent Acquisition Corp, said jointly, “We are looking forward to deepening our relationship with Adam and the entire F45 team as they continue to build what is undoubtedly one of the most exciting growth stories in health and fitness. F45’s high profit margins, exceptional franchisee economics and repeatable business model position it for continued rapid expansion. We are confident that F45’s strong member loyalty and consistently innovative and differentiated workouts will continue to prevail in many new and existing markets around the world.”

Mark Attanasio and Jean-Marc Chapus, Co-Managing Partners of Crescent Capital Group LP, said jointly, “Our goal in forming this acquisition vehicle was to leverage Crescent Capital Group’s 30-year track record as a leading alternative investment platform and extensive deal-sourcing network to identify and acquire a business that would benefit from and perform well in the public markets. We are convinced that Adam and his team have created such an opportunity and believe we can help F45 expand its impressive growth and performance as a public company.”

The combined company will continue to be led by CEO Adam Gilchrist, along with Chief Financial Officer Chris Payne, Chief Operating Officer Heather Christie and its deep and talented management team. Its board of directors will include the current members of the F45 board and Crescent Acquisition Corp’s sponsor will name two individuals to serve as directors. In 2019, Mark Wahlberg and FOD Capital LLC, a family office fund managed by Michael Raymond, led a private equity investment in F45 through MWIG LLC, a private investment vehicle. The MWIG group has been instrumental in accelerating F45’s growth and will retain its board representation after the close of this transaction.

F45 Company Highlights and Business Model

Through its franchise model that provides compelling economics to the company and its franchisees, F45 is focused on creating a leading global fitness training and lifestyle brand that offers consumers functional, 45-minute workouts that are continuously evolving, effective, fun and community-driven. F45 delivers its interval and circuit training workouts through its digitally-connected global network of studios and has built a differentiated, technology-enabled platform that allows for the creation and distribution of the workouts to its global franchise base. Its growing library of more than 2,900 unique functional training movements allows varied workout programs to keep consumers engaged with fresh content, the ability to stay at the forefront of consumer trends and drive maximum individual results while helping members achieve their fitness goals.

F45 operates a nearly 100% franchise model that offers its franchisees compelling studio-level economics with low initial investment and relatively low operating expenses, which in turn have proven to generate strong studio-level profitability and robust returns on franchisee’s initial investments. In just seven years, F45 has rapidly scaled its global footprint to more than 1,900 franchises sold in over 50 countries and more than 1,200 studios open in 40 countries as of March 31, 2020, including the United States, Australia, Canada and the United Kingdom.

Transaction Summary

Crescent Acquisition Corp has entered into a definitive agreement to acquire F45 with a combination of stock and cash consideration. The combined company is anticipated to have an enterprise value of $845 million and be capitalized by cash from Crescent Acquisition Corp’s trust totaling over $250 million, assuming no public shareholders of Crescent Acquisition Corp exercise their redemption rights, along with an incremental $50 million committed by Crescent Capital Group LP pursuant to a forward purchase agreement to acquire 5 million units of Crescent Acquisition Corp. Existing F45 shareholders are expected to be issued approximately 53.3 million shares in the combined company and paid up to $204 million in cash consideration, assuming no public shareholders of Crescent Acquisition Corp exercise their redemption rights. Current F45 shareholders will hold approximately 60% of the combined company at closing, assuming no redemptions by the public shareholders of Crescent Acquisition Corp. Closing of the transaction is subject to receipt of all requisite regulatory approvals, approvals by Crescent Acquisition Corp’s and F45’s stockholders, and other customary conditions.

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This description of the transaction is only a summary and is qualified in its entirety by reference to the definitive transaction documents, copies of which will be filed by Crescent Acquisition Corp as an exhibit to a Current Report on Form 8-K and which can be obtained, without charge, at the U.S. Securities and Exchange Commission’s (“SEC”) internet site (www.sec.gov). For additional information on the terms of the transaction, investors are directed to review the Current Report on Form 8-K.

Credit Suisse is serving as financial and capital markets advisor, BofA Securities is serving as capital markets advisor and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal advisor to Crescent. Goldman Sachs & Co. LLC and J.P. Morgan are serving as financial advisors and Gibson Dunn & Crutcher LLP is serving as legal advisor to F45.

Investor Conference Call Information

Crescent Acquisition Corp and F45 will host a joint investor conference call to discuss the proposed transaction today, Wednesday, June 24, 2020 at 10:00 am ET.

To listen to the prepared remarks via telephone dial (877) 407-4018 (U.S.) or (201) 689-8471 (international callers/U.S. toll) and enter the conference ID number 13705931. To listen to the webcast, go to the ‘Investor Relations’ section at www.crescentspac.com. A telephone replay will be available until Wednesday, July 8, 2020. To access the replay, dial (844) 512-2921 (U.S.) or (412) 317-6671 (International callers/U.S. toll) and enter the conference ID number 13705931.

Presentation slides accompanying the prepared remarks will be made available within the ‘Investor Relations’ section at www.crescentspac.com and filed by Crescent Acquisition Corp as an exhibit to a Current Report on Form 8-K and available at the SEC’s internet site at www.sec.gov.

About Crescent Acquisition Corp

Crescent Acquisition Corp is a special purpose acquisition company formed by Crescent Capital Group LP, Robert Beyer and Todd Purdy for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or assets.

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About F45 Training

Founded in 2013, F45 is a unique team training workout unlike any other. The workout merges three separate leading-edge fitness training styles – high-intensity interval training (HIIT), circuit training, and functional training – into one, consummate and compelling group training experience for its members. This fusion has led to the development of unique 45-minute workout experiences, with new workouts consistently under development by the F45 Athletics Department.

F45 Training’s daily workouts vary the amount of exercise stations, the work time/rest time ratio, and the number of repetitions through a daily exercise circuit. This provides a challenging—and ever-changing—workout for its clientele. This combination of interval, cardiovascular, and strength training has been proven to be the most effective workout method for burning fat and building lean muscle, according to leading exercise physiology studies.

F45 was recently ranked on Entrepreneur’s Franchise 500 as well as Entrepreneur’s Fastest-Growing Franchises of 2019.

About Crescent Capital Group LP

Crescent Capital Group LP, founded in 1991, is a global investment manager with approximately $28 billion of assets under management as of March 31, 2020. Crescent Capital Group is headquartered in Los Angeles with offices in New York, Boston, and London. For more information about Crescent Capital, visit www.crescentcap.com.

Additional Information about the Proposed Transaction and Where to Find It

This communication relates to a proposed acquisition of F45 by Crescent Acquisition Corp (the “Proposed Transaction”) and may be deemed to be solicitation material in respect of the Proposed Transaction. The Proposed Transaction will be submitted to the stockholders of Crescent Acquisition Corp and F45 for their approval. In connection with the Crescent Acquisition Corp stockholder vote on the Proposed Transaction, Crescent Acquisition Corp will file a proxy statement on Schedule 14A with the SEC. This communication is not a substitute for the proxy statement that Crescent Acquisition Corp will file with the SEC or any other documents that Crescent Acquisition Corp may file with the SEC or send to its stockholders in connection with the Proposed Transaction. When completed, Crescent Acquisition Corp will mail a definitive proxy statement to its stockholders in connection with Crescent Acquisition Corp’s solicitation of proxies for the special meeting of Crescent Acquisition Corp stockholders to be held to approve the Proposed Transaction. This presentation does not contain all the information that should be considered concerning the Proposed Transaction, including relevant risk factors that may be included in the proxy statement. It is not intended to provide the basis for any investment decision or any other decision in respect to the Proposed Transaction. Crescent Acquisition Corp stockholders and other interested persons are urged to read, when available, Crescent Acquisition Corp’s preliminary proxy statement, the definitive proxy statement and any other relevant documents that are filed or furnished or will be filed or will be furnished with the SEC, as well as any amendments or supplements to these documents, carefully and in their entirety before making any voting or investment decision with respect

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to the Proposed Transaction, as these materials will contain important information about the Proposed Transaction, related matters and the parties to the Proposed Transaction. A copy of the definitive proxy statement will be sent when available to all stockholders of record of Crescent Acquisition Corp seeking the required stockholder approvals. Investors and stockholders can obtain free copies of the preliminary proxy statement once it is available and other documents filed with the SEC by Crescent Acquisition Corp through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders can obtain free copies of the preliminary proxy statement once it is available from Crescent Acquisition Corp by accessing Crescent Acquisition Corp’s website at www.crescentspac.com.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may relate to the Proposed Transaction and any other statements relating to future results, strategy and plans of Crescent Acquisition Corp and F45 (including certain projections and business trends, and statements which may be identified by the use of the words “plans”, “expects” or “does not expect”, “estimated”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might”, “projects”, “will” or “will be taken”, “occur” or “be achieved”). Forward-looking statements are based on the opinions and estimates of management of Crescent Acquisition Corp or F45, as the case may be, as of the date such statements are made, and they are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. For F45, these risks and uncertainties include, but are not limited to, its revenues and operating performance, general economic conditions, industry trends, legislation or regulatory requirements affecting the business in which it is engaged, management of growth, its business strategy and plans, the result of future financing efforts and its dependence on key personnel. For Crescent Acquisition Corp, factors include, but are not limited to, the occurrence of any event, change or other circumstances that could give rise to the delay or failure to close the Proposed Transaction, the amount of redemptions, the ability to retain key personnel and the ability to achieve stockholder and regulatory approvals and developments in the global economy as well as the public health crisis related to the coronavirus (COVID-19) pandemic and resulting significant negative effects to the global economy, disrupted global supply chains and significant volatility and disruption of financial markets, increased operating costs, decreased ability to operate gyms and the impact of government shutdowns. Additional information on these and other factors that may cause actual results and Crescent Acquisition Corp’s performance to differ materially is included in Crescent Acquisition Corp’s periodic reports filed with the SEC, including but not limited to Crescent Acquisition Corp’s annual report on Form 10-K for the year ended December 31, 2019 and subsequent quarterly reports on Form 10-Q. Copies of the Crescent Acquisition Corp’s filings with the

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SEC are available publicly on the SEC’s website at www.sec.gov or may be obtained by contacting Crescent Acquisition Corp. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. These forward-looking statements are made only as of the date hereof, and Crescent Acquisition Corp undertakes no obligations to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

No Offer or Solicitation

This communication is for informational purposes only and is neither an offer to sell or purchase, nor the solicitation of an offer to buy or sell any securities, nor is it a solicitation of any vote, consent, or approval in any jurisdiction pursuant to or in connection with the Proposed Transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in Solicitation

Crescent Acquisition Corp and F45, and their respective directors and executive officers, may be deemed participants in the solicitation of proxies of Crescent Acquisition Corp stockholders in respect of the Proposed Transaction. Information about the directors and executive officers of Crescent Acquisition Corp is set forth in Crescent Acquisition Corp’s Form 10-K for the year ended December 31, 2019. Information about the directors and executive officers of F45 and more detailed information regarding the identity of all potential participants, and their direct and indirect interests, by security holdings or otherwise, will be set forth in Crescent Acquisition Corp’s proxy statement, when available. Investors may obtain additional information about the interests of such participants by reading such proxy statement when it becomes available.

Investor Contact:

Lasse Glassen

Addo Investor Relations

lglassen@addoir.com

424-238-6249

Media Contacts:

For F45:

Leah Polito / Chloe Clifford

Sard Verbinnen & Co

F45-SVC@sardverb.com

For Crescent Acquisition Corp:

Bill Mendel

Mendel Communications

Bill@mendelcommunications.com

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